EXHIBIT 99.1

CHARLOTTE RUSSE

ANNOUNCES FOURTH QUARTER RESULTS

•	Fourth Quarter Sales Rose 30.1% With Same Store Sales Increase of 12.9%

•	EPS of 25 Cents Per Share Increases 92% Over Same Quarter Last Year

•	Tentative Settlement of Securities Litigation Impacts EPS by 2 Cents

•	21 New Stores Opened in Quarter, 49 New Stores During Fiscal 2005

SAN DIEGO, California, November 4, 2005 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the fourth quarter of fiscal 2005 ended September 24, 2005.

Mark Hoffman, Chief Executive Officer, remarked: “The fourth quarter of fiscal 2005 for us demonstrated continued progress with our strategies in both brands as evidenced by the improved comparable sales results. The Charlotte Russe chain experienced improved selling of apparel merchandise, in particular our Refuge branded denim and fast fashion tops. The Rampage chain continues to focus on repositioning of the brand as we build customer recognition for assortments that target aspirational branded retailers.”

Mr. Hoffman continued: “We are mindful of the importance of sustaining sales and earnings opportunities going forward into fiscal 2006 in spite of the significant competitive market pressures. We are on plan to open 35 new stores during fiscal 2006. With stockholders’ equity of $167 million and no long-term debt, we expect to fund approximately $38-42 million of capital expenditures in fiscal 2006 with available cash balances and internally generated cashflow from operations. Assuming no significant change in the overall retailing environment, we would guide investors to expect high single-digit positive comparable store sales in the first quarter ending December 2005 with diluted earnings per share of 17 to 21 cents, compared to 9 cents last year.”

As has been the company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after November 4, 2005. Management does not expect to report on its financial performance, or to comment on it to the investment community, until after the financial results for the quarter have been released on or about January 19, 2006.

The company also announced that it has reached an agreement in principle subject to court approval to settle the securities litigation pending against the company and certain of its officers and directors for the sum of $3.9 million, paid mostly by the company’s insurance carrier. In the fourth quarter of fiscal 2005, the company incurred a pre-tax charge of approximately $600,000 associated with defense and settlement costs which reduced diluted earnings per share by 2 cents.

4645 Morena Boulevard, San Diego, California 92117     Phone 858-587-1500     Fax 858-875-0345

Financial Results:

Net sales for the fourth quarter increased 30.1% to $179.9 million from $138.3 million for the fourth quarter last year. Comparable store sales increased 12.9% during the quarter, compared to a decrease of 2.9% for the fourth quarter of fiscal 2004.

Net sales for fiscal 2005 were $603.8 million, an increase of 11.9% from $539.4 million for the same period last year. Comparable store sales decreased 0.3% during fiscal 2005, compared to a decrease of 0.4% that was reported for last year.

Operating income for the fourth quarter was $9.6 million as compared to $5.0 million for the same quarter last year. Net income increased 96% to $6.1 million from $3.1 million during the same quarter last year. Diluted earnings per share of 25 cents for the quarter compared to 13 cents for the same quarter of the prior year, an increase of 92%. Included in the quarterly results was a $0.6 million pre-tax charge, which impacted earnings per share by 2 cents, associated with the tentative settlement of the stockholder lawsuit.

Operating income for fiscal 2005 was $16.7 million as compared to $24.7 million for last year. Before taking into account $1.2 million of lawsuit defense and settlement costs in fiscal 2005 and the reversal of $325,000 of store closure costs last year, operating income was $17.9 million as compared to $24.4 million during last year. Net income decreased 28% to $10.8 million from $15.1 million for last year. Diluted earnings per share for the fiscal year were 45 cents as compared to 63 cents for the prior year, a decrease of 29%.

The financial results included in this release for fiscal 2005 are unaudited. The complete audited financial statements will be included in the company’s Annual Report on Form 10-K to be filed with the SEC on or before December 8, 2005.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 408 stores in 42 states and Puerto Rico, as of September 24, 2005, comprised of 342 Charlotte Russe stores and 66 Rampage stores. A total of 49 new stores were opened during fiscal 2005 and one Rampage store was closed. The company expects to open up to 35 new Charlotte Russe stores during the fiscal year ending in September 2006.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling 877-519-4471, PIN: 6574423.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on May 5, 2005, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Sept. 24, 2005	Sept. 25, 2004	Sept. 24, 2005	Sept. 25, 2004
		(Restated)		(Restated)
Net sales	$179,913	$138,293	$603,756	$539,404
Cost of goods sold	134,653	102,970	460,878	403,760

Gross profit	45,260	35,323	142,878	135,644

Selling, general & administrative expenses	35,705	30,278	126,148	111,270
Store closing costs	—	—	—	(325)

Operating income	9,555	5,045	16,730	24,699

Interest income, net	301	104	868	303
Other charges	(61)	(62)	(260)	(275)

Income before income taxes	9,795	5,087	17,338	24,727

Income tax expense	3,708	1,983	6,537	9,643

Net income	$6,087	$3,104	$10,801	$15,084

Basic earnings per share	$0.28	$0.14	$0.49	$0.70

Diluted earnings per share	$0.25	$0.13	$0.45	$0.63

Basic weighted average shares outstanding	22,030	21,840	21,995	21,567
Diluted weighted average shares outstanding	24,197	24,180	24,062	23,993

NOTE: On May 5, 2005, the Company filed an Annual Report on Form 10-K/A for fiscal 2004 with the Securities Exchange Commission which reflected changes in its lease accounting practices. Accordingly, certain prior year amounts shown above have been restated.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	Sept. 24, 2005	Sept. 25, 2004
		(Restated)
ASSETS
Cash and cash equivalents	$33,693	$30,713
Inventories	58,087	49,155
Other current assets	11,091	8,020
Deferred tax assets	7,450	6,300

Total current assets	110,321	94,188

Fixed assets, net	186,878	177,518
Goodwill, net	28,790	28,790
Other assets	1,395	1,184

Total assets	$327,384	$301,680

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable trade	$33,581	$25,703
Accounts payable other	6,777	8,750
Accrued payroll and related expense	3,554	4,124
Income and sales taxes payable	3,096	1,971
Other current liabilities	11,645	10,549

Total current liabilities	58,653	51,097

Deferred rent	100,137	91,226
Other liabilities	44	44
Deferred tax liabilities	1,440	3,700

Total liabilities	160,274	146,067

Total stockholders’ equity	167,110	155,613

Total liabilities and stockholders’ equity	$327,384	$301,680

On May 5, 2005, the Company filed an Annual Report on Form 10-K/A for fiscal 2004 with the Securities Exchange Commission which reflected changes in its lease accounting practices. Accordingly, certain prior year amounts shown above have been restated.

CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430